Exhibit 99.1

Hudson Executive Investment Corp. Stockholders Approve Business Combination with Talkspace

New York, June 17, 2021/PRNewswire/ – Hudson Executive Investment Corp. (“HEIC”) (NASDAQ: HECCU, HEC, HECCW), a special purpose acquisition company, announced that its stockholders approved all the proposals related to the previously announced business combination with Talkspace. At a special meeting of HEIC stockholders held today, approximately 94.51% of the votes cast, representing approximately 74.05% of HEIC’s outstanding shares, voted to approve the business combination with Talkspace. A Form 8-K disclosing the full voting results is expected to be filed with the Securities and Exchange Commission (“SEC”) today.

The closing of the business combination is anticipated to take place on June 22, 2021, subject to the satisfaction or waiver of certain customary closing conditions. The combined company will be renamed Talkspace Inc., and its common stock and warrants are expected to commence trading on the Nasdaq Stock Market (the “Nasdaq”) under the ticker symbols, “TALK” and “TALKW,” respectively, on June 23, 2021.

About Talkspace

Talkspace is a leading virtual behavior healthcare company enabled by a purpose-built technology platform. As a digital healthcare company, all care is delivered through an easy-to-use and fully encrypted web and mobile platform, consistent with HIPAA and other state regulatory requirements.

Today, the need for care feels more urgent than ever. When seeking treatment, whether it’s psychiatry or adolescent, individual or couples therapy, Talkspace offers treatment options for almost every need. With Talkspace, members can send their dedicated therapists text, video, and voice messages anytime, from anywhere, and engage in live video sessions. As of May 2021, over 2 million people have used Talkspace, and over 55 million lives were covered for Talkspace through insurance and employee assistance programs or other network behavioral health paid benefit programs.

About Hudson Executive Investment Corp.

Hudson Executive Investment Corp. is a Special Purpose Acquisition Company formed by Hudson Executive Capital LP (HEC), Douglas L. Braunstein, and Douglas G. Bergeron. Mr. Braunstein is founder and co-managing partner of HEC and the former CFO and Vice Chairman of JP Morgan. Mr. Bergeron is co-managing partner of HEC and the former Chairman and CEO of VeriFone, Inc. For more information, visit: https://hudsoninvestcorp.com/. HEIC’s securities are traded on the Nasdaq Capital Market under the ticker symbols HECCU, HEC and HECCW.

June 17, 2021

Contacts

For Media:

SKDK

John Kim

310-997-5963

jkim@skdknick.com

For Investors:

Westwicke, an ICR Company

Bob East / Jordan Kohnstam

443-213-0500

TalkspaceIR@westwicke.com

June 17, 2021

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between Talkspace and HEIC, including statements regarding the anticipated benefits of the business combination, the anticipated timing of the business combination, the services offered by Talkspace and the markets in which it operates, and future financial condition and performance of Talkspace and expected financial impacts of the business combination (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the business combination, the PIPE transaction, and the level of redemptions of HEIC’s public stockholders. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of HEIC’s securities, (ii) the risk that the business combination may not be completed by HEIC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by HEIC, (iii) the failure to satisfy the conditions to the consummation of the business combination, including the approval of the merger agreement by the stockholders of HEIC, the satisfaction of the minimum trust account amount following redemptions by HEIC’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the business combination, (v) the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the business combination on Talkspace’s business relationships, performance, and business generally, (vii) risks that the proposed business combination disrupts current plans and operations of Talkspace, (viii) the outcome of any legal proceedings that may be instituted against Talkspace or against HEIC related to the merger agreement or the proposed business combination, (ix) the ability to maintain the listing of HEIC’s securities on the Nasdaq, (x) the risk that the price of HEIC’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which HEIC plans to operate, variations in performance across competitors, changes in laws and regulations affecting HEIC’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities, and (xii) the risk of downturns in the highly competitive telehealth and teletherapy markets. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of HEIC’s Registration Statement on Form S-4 and other documents filed by HEIC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Talkspace and HEIC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Talkspace nor HEIC gives any assurance that either Talkspace or HEIC will achieve its expectations.

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